Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SEQLL INC.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF AUGUST, A.D. 2023, AT 10:33 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State


SECRETARY'S OFFICE
1793
DELAWARE
1865

5510849 8100
SR# 20233365385

Authentication: 204056742
Date: 08-29-23

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:33 AM 08/29/2023
FILED 10:33 AM 08/29/2023
SR 20233365385 - File Number 5510849

CERTIFICATE OF AMENDMENT OF THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SEQLL INC.

Pursuant to Section 242 of the Delaware General Corporation Law

SEQLL INC. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is SeqLL Inc. The Corporation's Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on April 3, 2014 (the "Original Certificate"). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on April 14, 2014 (the "Amended and Restated Certificate of Incorporation"). A Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on February 18, 2016 (the "Second Amended and Restated Certificate of Incorporation"). A Third Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 27, 2021 (the "Third Amended and Restated Certificate of Incorporation").

2. This Amendment to the Third Amended and Restated Certificate of Incorporation amends the Third Amended and Restated Certificate of Incorporation of the Corporation.

3. This Amendment to the Third Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL").

4. Paragraph A of Article IV of the Third Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced in its entirety with the following:

   "A. **Classes of Stock and Authorized Shares.** The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.00001 per share (the "Common Stock"), and Preferred Stock, par value $0.00001 per share (the "Preferred Stock"). The total number of shares which the Corporation is authorized to issue is Three Hundred Twenty Million (320,000,000) shares, of which Three Hundred Million (300,000,000) shares shall be Common Stock, and Twenty Million (20,000,000) shares shall be Preferred Stock."

5. The Third Amended and Restated Certificate of Incorporation is hereby amended by changing Article IV, so that, as amended, the following Section D shall be added after Section C:

"D. **Reverse Stock Split.** Effective at 11:59 p.m., Eastern Time, on August 30, 2023 (the "Reverse Split Effective Time"), every forty (40) shares of Common Stock issued and outstanding or held by the Corporation as treasury shares as of the Reverse Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock, without effecting a change to the par value per share of Common Stock, subject to the treatment of fractional interests as described below (the "Reverse Split"). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. In lieu of any fractional shares, the Corporation will issue to stockholders of record who would otherwise be entitled to receive a fractional share because the number of shares of Common Stock they hold of record before the Reverse Split is not evenly divisible by the Reverse Split ratio that number of shares of Common Stock as rounded up to the nearest whole share. No stockholders will receive cash in lieu of fractional shares. As of the Split Effective Time and thereafter, a certificate(s) representing shares of Common Stock prior to the Reverse Split is deemed to represent the number of post-Reverse Split shares into which the pre-Reverse Split shares were reclassified and combined. The Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Corporation and all references to such Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Common Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be, after giving effect to the Reverse Split."

IN WITNESS WHEREOF, SeqLL Inc. has caused this Amendment to the Third Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 29th day of August, 2023.

SEQLL INC.

By: /s/ Daniel Jones
Name: Daniel Jones
Title: Chief Executive Officer